Exhibit 99.1

NEWS RELEASE	Media Contact:	Investor Relations Contact:
FOR IMMEDIATE RELEASE	Andrew Samuel	Mark Merrill
	717.724.2800	717.724.4618

TOWER BANCORP, INC. REPORTS THIRD QUARTER 2010 EARNINGS OF $2.5 MILLION – A 47% INCREASE OVER THE THIRD QUARTER 2009

➢	3Q 2010 Diluted Operating Income Per Share of $0.37

➢	3Q 2010 Diluted GAAP Net Income Per Share of $0.35

➢	Board of Directors Declares Cash Dividend Payable November 30, 2010

3Q 2010 HIGHLIGHTS

•

Net Income Up 47% Over 3Q 2009: GAAP net income for the third quarter of 2010 grew by $802 thousand or 47.2% to $2.5 million as compared to $1.7 million for the third quarter of 2009. Operating (Non-GAAP) income grew by $714 thousand or 37.5% to $2.6 million for the third quarter of 2010 from $1.9 million for the third quarter of 2009.

•

Net Interest Income and Margin Growth: Third quarter 2010 net interest income increased $3.2 million or 31.0% over the third quarter of 2009 and $468 thousand or 3.6% over the second quarter of 2010, to $13.4 million. The net interest margin totaled 3.64% for the third quarter of 2010 compared to 3.58% for the third quarter of 2009 and 3.73% for the second quarter of 2010.

•	Increase in Non-Interest Income: Non-interest income for the third quarter 2010 increased by $1.3 million or 70.2% to $3.1 million from $1.8 million for the third quarter of 2009.

•

Asset Quality: Non-performing assets represented 1.00% of total assets at September 30, 2010 compared to 0.83% at June 30, 2010. The allowance for loan losses as a percentage of non-performing loans equaled 83.2% at September 30, 2010. The adjusted (Non-GAAP) allowance for loan losses, that is the allowance for loan losses adjusted to include the credit quality adjustment on loans purchased, as a percentage of non-performing loans equaled 93.07% at September 30, 2010.

Note Reconciliations of GAAP to Non-GAAP measures can be found in the tables located at the end of this release.

October 27, 2010 HARRISBURG, PA - Tower Bancorp, Inc. (NASDAQ: TOBC) (the “Company”), the parent company of Graystone Tower Bank (the “Bank”), reported net income available to shareholders of $2.5 million or $0.35 per diluted share for the third quarter of 2010, an increase of $802 thousand or 47.2% compared to net income of $1.7 million or $0.30 per diluted share for the third quarter of 2009. When compared to the second quarter of 2010, net income increased $1.3 million or 112.6% from $1.2 million or $0.17 per diluted share.

Operating (Non-GAAP) income, that is GAAP net income adjusted for merger-related expenses and nonrecurring transactions, totaled $2.6 million or $0.37 per diluted share for the third quarter of 2010, an increase of $714 thousand or $0.04 per diluted share when compared to the third quarter of 2009. When compared to the second quarter of 2010, operating (Non-GAAP) income increased $722 thousand or $0.10 per diluted share.

“Our third quarter results demonstrate continued positive momentum resulting from our organic growth strategy, with an emphasis on growing core deposits and quality loans by building strong customer relationships, both in retail and commercial banking,” said Andrew Samuel, chairman and CEO. “We continue to experience a very positive response to our brand of relationship-based community banking and we see great opportunity in our current markets and as we fill in our branch presence in the fourth quarter with new offices in Hanover, York County and Chambersburg, Franklin County.”

Mr. Samuel added, “We continue to make progress toward completing the acquisition of First Chester County Corporation, with the filing of our Form S-4 registration statement with the Securities and Exchange Commission last month. We look forward to submitting the transaction to First Chester and Tower shareholders promptly upon the effectiveness of the registration statement and hope to announce the dates for Tower and First Chester shareholder meetings in the near future.”

Board of Directors Declares $0.28 per Share Dividend, Payable on November 30, 2010

Mr. Samuel also reported that the Board of Directors declared a quarterly cash dividend of $0.28 per share, payable on November 30, 2010 to shareholders of record at the close of business on November 15, 2010.

Income Statement Review

Net income increased by $802 thousand from $1.7 million for the third quarter of 2009 to $2.5 million for the third quarter of 2010. Operating (Non-GAAP) income, representing net income adjusted for merger expenses and nonrecurring transactions, increased $714 thousand or $0.04 per diluted share for the third quarter 2010 as compared to the third quarter of 2009.

Net income for the nine-months ended September 30, 2010 totaled $5.6 million, an increase of $3.9 million or $0.41 per diluted share when compared to the same period in 2009. Operating (Non-GAAP) income increased $3.4 million or $0.20 per share to $6.5 million for the nine-months ended September 30, 2010 compared to $3.2 million for the same period in 2009.

When comparing linked quarters, net income available to common shareholders for the third quarter of 2010 equaled $2.5 million or $0.35 per diluted share compared to $1.2 million or $0.17 per diluted share for the second quarter of 2010. Operating (Non-GAAP) income totaled $2.6 million or $0.37 per diluted share for third quarter of 2010 compared to $1.9 million or $0.27 per diluted share for second quarter of 2010.

Net interest income for the third quarter of 2010 was favorably impacted by growth in average earning assets and a rising tax effected net interest margin due to reduced rates on interest-bearing non-maturity deposits. When compared to the third quarter of 2009, the net interest margin increased 6 basis points from 3.58% to 3.64%. This increase results primarily from increased volume of interest-earning assets offset by a reduction in average rate received on these assets. Average investments and loans increased $93.6 million and $254.6 million, respectively, compared to the third quarter of 2009, while the average rate received on interest earning assets decreased by 36 basis points. The average balance of interest-bearing liabilities for the third quarter of 2010 increased by $233.3 million but the effect on interest expense was offset by the reduction in the average rate paid by 36 basis point compared to the third quarter of 2009.

When compared to the second quarter of 2010, net interest income grew $468 thousand due to the increase of the average interest-earning assets of $70.7 million for the third quarter of 2010. The net interest margin decreased from 3.73% for the second quarter of 2010 to 3.64% for the third quarter of 2010, resulting primarily from decreased yields on new loans originated during the third quarter of 2010. Approximately 72.5% of the increase in net loans was in the form of variable rate loans. This was an intentional focus of the bank as part of an overall asset liability management strategy. The average rate received on loans decreased by 28 basis points to 5.57%, which was accompanied by a decrease of 15 basis points in the average rate received on investment securities. During the third quarter, the U.S. Government Agency portfolio decreased by $35.8 million. The decrease in these holdings was attributable to the maturity or call of certain agency step-up bonds. The agency step-up bonds were purchased with the intent of providing funding for loan growth during calendar year 2010. The average balance of interest-bearing deposits for the third quarter of 2010 increased by $47.2 million; however, the average rate paid on these deposits decreased by 9 basis points compared to the second quarter of 2010.

The Company recorded a $1.6 million provision for loan losses for the third quarter of 2010, compared to $1.9 million for the second quarter of 2010 and $800 thousand for the third quarter of 2009. The recorded provision for loan losses is based upon management’s evaluation of risk of losses over the entire loan portfolio.

Non-interest income was $3.1 million for the third quarter of 2010, which represents 0.76% of average assets on an annualized basis. When compared to the third quarter of 2009, non-interest income for the third quarter of 2010 increased by $1.3 million or 70.2%, primarily due to increases in service charges on deposit accounts of $207 thousand, gains on sale of mortgage loans held for sale of $322 thousand, gains on sales of other interest earning assets of $378 thousand and income from bank owned life insurance of $316 thousand.

Non-interest income for the third quarter of 2010 increased $589 thousand over the second quarter of 2010. As a percentage of average assets, non-interest income grew 12 basis points during the third quarter of 2010 to 0.76%. This non-interest income growth was driven by increased gains on sale of mortgage loans originated for sale of $335 thousand, gain on the sale of other interest-earning assets of $294 thousand, and income earned on bank owned life insurance of $129 thousand, offset by the decline in other service charges, commissions and fees of $101 thousand.

Non-interest expense increased $2.4 million or 27.4% to $11.1 million for the third quarter of 2010 from $8.7 million for the third quarter of 2009. The Company experienced increases in almost all categories of non-interest expense. The largest increases in non-interest expenses have occurred in salaries and benefits expense, occupancy expenses, FDIC insurance premiums, and data processing costs. The rising costs in these areas can be attributed to costs incurred to support branch network expansion, balance sheet growth, and advanced hiring in preparation for the acquisition of First Chester County Corporation.

In comparison to the second quarter of 2010, non-interest expense decreased $735 thousand. Included in second quarter of 2010 non-interest expenses is an impairment charge of land held for investment of $920 thousand. Excluding merger-related expenses and impairment of land, non-interest expense during the third quarter increased $144 thousand compared to the second quarter of 2010. The majority of the increase can be attributed to increases in salaries and benefits.

Income tax expense was $1.3 million for the third quarter of 2010, which resulted in an effective tax rate of 33.8%, an increase in the effective tax rate from 32.5% for the third quarter 2009.

Review of Balance Sheet, Credit Quality and Capital Position

Total assets at September 30, 2010 reached $1.6 billion, representing an increase of $148.3 million or 13.5% annualized from December 31, 2009. Total gross loans held for investment were $1.3 billion at September 30, 2010, an increase of $183.2 million or 21.5% annualized compared to December 31, 2009. Commercial loans showed continued strong growth as the balance at September 30, 2010 increased by $163.4 million from December 31, 2009, or 25.4% on an annualized basis. On a quarterly basis, gross loans have increased $105.2 million or 34.3% on an annualized basis, from $1.2 billion at June 30, 2010 to $1.3 billion at September 30, 2010. The largest increases related to commercial industrial and agricultural loans and home equity loans, which increased $77.6 million and $24.9 million, respectively. As previously mentioned, the majority of these loans were originated with variable interest rates which placed some downward pressure on the interest rate margin for the quarter.

Total deposits at September 30, 2010 were $1.4 billion, representing an increase of $139.2 million, or 15.3% annualized, from December 31, 2009. Total deposits, excluding time deposits, totaled $923.6 million at September 30, 2010, an increase of $129.7 million from December 31, 2009, or 21.8% on an annualized basis. The Company’s deposit mix continued to be weighted heavily in lower cost demand, savings and money market accounts, which comprised 68.1% of total deposits at September 30, 2010, compared with 65.3% at December 31, 2009 and 64.1% at September 30, 2009. During the third quarter of 2010, the Company experienced a combined net increase in non-interest bearing transaction accounts and interest bearing checking accounts of 517 accounts.

Asset quality continues to be a primary focus of the Company as evidenced by the asset quality metrics at September 30, 2010. Non-performing assets were 1.00% of total assets and annualized net loan charge-offs during the third quarter of 2010 totaled 0.16% of average loans in the quarter, an increase of 5 basis points when compared to the same calculation at December 31, 2009. The adjusted (Non-GAAP) allowance for loan losses, that is the allowance for loan losses adjusted to include the credit quality adjustment on loans purchased, as of September 30, 2010 was $14.2 million, which consisted of the allowance for loan losses of $12.7 million and the credit fair value adjustment on purchased loans acquired in the 2009 merger of $1.5 million. The adjusted (Non-GAAP) allowance for loan losses excludes the fair value adjustment made to impaired loans purchased in the merger, which has a balance of $3.0 million at September 30, 2010. The adjusted (Non-GAAP) allowance for loan losses at September 30, 2010 represented 1.07% of total loans outstanding of $1.322 billion, compared to 1.11% at December 31, 2009 and 1.16% at September 30, 2009. The Company’s coverage ratio, calculated as the ratio of the adjusted (Non-GAAP) allowance for loan losses to non-performing loans, was 93.07% at September 30, 2010.

During the third quarter of 2010, non-performing assets increased $2.9 million or 22.23% over the second quarter of 2010. This increase is the result of a $3.7 million increase in non-accrual loans, partially offset by a decrease in loans that are ninety days past due and still accruing interest of $859 thousand. The increase in both non-performing assets and non-accrual loans resulted from increases in non-performing commercial real estate loans and commercial industrial and agricultural loans. Acquired loans deemed to be impaired at the time of purchase in accordance with Accounting Standard Codification 310-30-30, previously known as Statement of Position (SOP) 03-3, “Accounting for Certain Loans Acquired in a Transfer” have been recorded at their fair value based on anticipated future cash flows at the time of acquisition and are considered to be performing loans as the Company expects to fully collect the new carrying value (i.e. fair value) of the loans. As such, these loans have been excluded from non-performing assets for all periods discussed. While the Company experienced an increase in non-performing assets during the third quarter of 2010, total delinquencies, including non-accrual loans remained relatively flat, increasing $138 thousand or 0.5% when compared to the second quarter of 2010.

GAAP requires that expected credit losses associated with loans obtained in an acquisition be reflected at fair value as of each respective acquisition date and prohibits the carryover of the acquired entity’s allowance for loan losses. Accordingly, the Company’s management believes that presentation of the adjusted (Non-GAAP) allowance for loan losses, consisting of the allowance for loan losses plus the credit fair value adjustment on loans purchased in merger transactions, is useful for investors to understand the complete allowance that is recorded as a representation of future expected losses over the Company’s loan portfolio. The details of this calculation and reconciliation of GAAP and Non-GAAP measures are provided in the Selected Financial Data tables found later in this release.

The Company’s Non-GAAP ratio of tangible common equity to tangible assets was 9.41% at September 30, 2010, compared to 10.21% and 10.90% at December 31, 2009 and September 30, 2009, respectively. The Company’s Tier 1 Risk-Based Capital and Total Risk-Based Capital Ratios at September 30, 2010 were 11.14% and 13.20%, respectively and exceed the “well capitalized” minimum regulatory requirements of 6.00% and 10.00%, respectively. Cash dividends paid to shareholders during the third quarter 2010 were $0.28 per share.

Due to the merger of Tower Bancorp, Inc. and Graystone Financial Corp., on March 30, 2009, all periods prior to March 30, 2009 represent the results of Graystone Financial Corp. as the accounting acquirer in the merger.

The financial information contained on the following pages provides more detail on the Company’s performance for the quarter-ended September 30, 2010, as compared to quarter-ended June 30, 2010 and the quarter-ended September 30, 2009 and for the nine months period-ended September 30, 2010 compared to September 30, 2009. Additionally, the following pages provide detail on the Company’s financial condition as of September 30, 2010 as compared to June 30, 2010, December 31, 2009 and September 30, 2009. Persons seeking additional information should refer to the Company’s periodic reports as filed with the Securities and Exchange Commission (SEC).

Conference Call

A conference call will be held at 10 a.m. (ET) on Wednesday, October 27, 2010 to discuss the Company’s financial results. The conference call will be broadcast live through the Company’s website at www.towerbancorp.com, by clicking on the link to the webcast, Confirmation Code: 20587155. Participants using the webcast option are encouraged to log on 10 minutes ahead of the scheduled starting time for the call. There will also be a call in option available by dialing 877-878-1863. A password is not necessary. A webcast replay will be available on the Company’s website for 30 days following the call. A call-in replay option will also be available beginning October 27, 2010 at 1:00 p.m. (ET), through November 10, 2010, 11:59 p.m. (ET) at 800-642-1687, Passcode: 20587155.

Supplemental Information – Explanation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. These measures include tangible assets, tangible common equity, operating income and performance and capital ratios derived from the foregoing. Tangible assets and tangible common equity are derived by reducing the balance of assets and equity, respectively, by the amount of GAAP reported goodwill and other intangible assets. Operating income is calculated by adjusting net income available to common shareholders for merger-related expenses and other nonrecurring transactions that occurred during the period presented, since such expenses are considered by management to be “non-operating” in nature. The Company calculates the return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from the calculation of return on average equity. The Company believes the presentation of these non-GAAP financial measures provide useful supplemental information that is essential to an investor’s proper understanding of the operating results of the Company’s core businesses. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included as tables at the end of this release.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 27 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank. With total assets of approximately $1.6 billion, Tower Bancorp’s unparalleled competitive advantage is its more than 300 employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements included herein are valid only as of the date hereof and Tower Bancorp, Inc. disclaims any obligation to update this information.

Selected Financial Highlights

Tower Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

September 30, 2010, June 30, 2010, December 31, 2009 and September 30, 2009

(Amounts in thousands, except share data)

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
	(unaudited)	(unaudited)		(unaudited)
Assets
Cash and due from banks	$28,434	$57,124	$33,955	$115,625
Federal funds sold	17,831	14,303	16,645	18,212

Cash and cash equivalents	46,265	71,427	50,600	133,837
Securities available for sale	145,428	190,895	189,853	160,038
Restricted investments	6,254	6,254	6,254	6,254
Loans held for sale	12,851	14,725	8,034	4,930
Loans, net of allowance for loan losses of $12,717, $11,619, $9,695 and $8,390	1,308,820	1,204,716	1,128,576	996,367
Premises and equipment, net	29,006	28,614	29,810	27,074
Premises and equipment held for sale, net	549	549	—	—
Accrued interest receivable	5,220	5,320	4,974	4,570
Deferred tax asset, net	1,489	1,128	1,742	1,341
Bank owned life insurance	37,906	37,340	24,606	24,320
Goodwill	11,935	11,935	11,935	12,451
Other intangible assets, net	2,871	3,031	3,367	3,545
Other assets	10,249	12,145	10,832	4,209

Total Assets	$1,618,843	$1,588,079	$1,470,583	$1,378,936

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$125,174	$120,206	$119,116	$97,589
Interest bearing	1,230,543	1,202,136	1,097,353	1,028,695

Total deposits	1,355,717	1,322,342	1,216,469	1,126,284
Securities sold under agreements to repurchase	7,102	5,055	6,892	7,383
Short-term borrowings	5,037	10,285	5,292	5,250
Long-term debt	72,398	72,476	65,689	63,096
Accrued interest payable	1,084	1,083	1,090	1,283
Other liabilities	11,709	11,495	11,274	11,084

Total Liabilities	1,453,047	1,422,736	1,306,706	1,214,380

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
	(unaudited)	(unaudited)		(unaudited)
Stockholders’ Equity
Common stock, no par value; 50,000,000 shares authorized; 7,287,158 issued and 7,183,800 outstanding at September 30, 2010, 7,243,585 issued and 7,140,227 outstanding at June 30, 2010, 7,226,041 shares issued and 7,122,683 outstanding at December 31, 2009, and 7,215,023 shares issued and 7,111,665 outstanding at September 30, 2009	—	—	—	—
Additional paid-in capital	173,175	172,925	172,409	172,263
Accumulated deficit	(4,431)	(4,934)	(4,025)	(4,090)
Accumulated other comprehensive income (loss)	1,145	1,445	(414)	476
Less: cost of treasury stock, 103,358 at September 30, 2010, June 30, 2010, December 31, 2009 and September 30, 2009	(4,093)	(4,093)	(4,093)	(4,093)

Total Stockholders’ Equity	165,796	165,343	163,877	164,556

Total Liabilities and Stockholders’ Equity	$1,618,843	$1,588,079	$1,470,583	$1,378,936

Tower Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three Months Ended September 30, 2010, June 30, 2010 and September 30, 2009 and

Nine Months Ended September 30, 2010 and 2009

(Amounts in thousands, except share data)

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income
Loans, including fees	$17,852	$17,274	$15,249	$51,632	$38,789
Securities	1,020	1,167	419	3,223	935
Federal funds sold and other	24	41	56	98	83

Total Interest Income	18,896	18,482	15,724	54,953	39,807
Interest Expense
Deposits	4,492	4,544	4,725	13,645	13,382
Short-term borrowings	177	212	102	482	304
Long-term debt	856	823	693	2,503	1,430

Total Interest Expense	5,525	5,579	5,520	16,630	15,116

Net Interest Income	13,371	12,903	10,204	38,323	24,691
Provision for Loan Losses	1,600	1,900	800	4,950	3,816

Net Interest Income after Provision for Loan Losses	11,771	11,003	9,404	33,373	20,875
Non-Interest Income
Service charges on deposit accounts	832	805	625	2,377	1,506
Other service charges, commissions and fees	581	682	566	1,788	1,475
Gain on sale of mortgage loans originated for sale	656	321	334	1,250	1,182
Gain (loss) on sale of other interest earnings assets	265	(29)	(113)	260	156
Income from bank owned life insurance	599	470	283	1,390	725
Other income	148	243	115	512	431

Total Non-Interest Income	3,081	2,492	1,810	7,577	5,475
Non-Interest Expenses
Salaries and employee benefits	5,554	5,343	4,237	15,996	11,523
Occupancy and equipment	1,805	1,735	1,462	5,236	3,664
Amortization of intangible assets	160	159	177	496	354
FDIC insurance premiums	564	538	409	1,500	1,320
Advertising and promotion	231	374	204	740	422
Data processing	740	643	627	1,894	1,414
Professional service fees	385	371	305	1,197	843
Impairment of fixed assets	—	920	—	920	—
Other operating expenses	1,519	1,651	963	4,436	2,858
Merger related expenses	117	76	310	304	1,722

Total Non-Interest Expenses	11,075	11,810	8,694	32,719	24,120

	Three Months Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Income Before Income Tax Expense	3,777	1,685	2,520	8,231	2,230

Income Tax Expense	1,275	508	820	2,647	577

Net Income	$2,502	$1,177	$1,700	$5,584	$1,653

Net Income Per Common Share
Basic	$0.35	$0.17	$0.30	$0.78	$0.37
Diluted	$0.35	$0.17	$0.30	$0.78	$0.37
Dividends declared	$0.28	$0.28	$0.28	$0.84	$0.56
Weighted Average Common Shares Outstanding
Basic	7,144,685	7,133,681	5,638,851	7,134,611	4,495,962
Diluted	7,144,721	7,137,256	5,652,292	7,137,508	4,502,396

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

Three Months September 30, 2010 and 2009

	For the Three Months Ended September 30,
	2010			2009
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Federal funds sold and other	$16,801	$24	0.57%	$41,029	$56	0.54%
Investment securities (1)	175,533	1,071	2.42%	81,914	502	2.43%
Loans	1,270,993	17,852	5.57%	1,016,395	15,249	5.95%

Total interest-earning assets	1,463,327	$18,947	5.14%	1,139,338	$15,807	5.50%

Other assets	137,630			196,758

Total assets	$1,600,957			$1,336,096

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$794,970	$2,138	1.07%	$604,448	$2,719	1.78%
Time deposits	423,415	2,354	2.21%	399,902	2,006	1.99%
Borrowings	85,863	1,033	4.77%	66,634	795	4.73%

Total interest-bearing liabilities	1,304,248	$5,525	1.68%	1,070,984	$5,520	2.04%

Demand deposits	116,974			105,046
Other liabilities	13,836			30,293
Stockholders’ equity	165,899			129,773

Total liabilities and stockholders’ equity	$1,600,957			$1,336,096

Net interest spread			3.46%			3.46%
Net interest income and interest rate margin FTE		$13,422	3.64%		$10,287	3.58%

Tax equivalent adjustment		(51)			(83)

Net interest income		$13,371			$10,204

Ratio of average interest-earning assets to average interest-bearing liabilities	112.2%			106.4%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 35% for 2010 and 34% for 2009.

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

Nine Months September 30, 2010 and 2009

	For the Nine Months Ended September 30,
	2010			2009
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Federal funds sold and other	$20,010	$98	0.65%	$34,766	$83	0.32%
Investment securities (1)	181,018	3,358	2.48%	50,043	1,058	2.83%
Loans	1,202,259	51,632	5.74%	874,933	38,789	5.93%

Total interest-earning assets	1,403,287	$55,088	5.25%	959,742	$39,930	5.56%

Other assets	150,337			115,709

Total assets	$1,553,624			$1,075,451

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$749,017	$6,470	1.15%	$454,106	$5,560	1.64%
Time deposits	425,697	7,175	2.25%	353,136	7,822	2.96%
Borrowings	85,691	2,985	4.66%	62,363	1,734	3.72%

Total interest-bearing liabilities	1,260,405	$16,630	1.77%	869,605	$15,116	2.32%

Demand deposits	114,534			79,974
Other liabilities	13,647			27,365
Stockholders’ equity	165,038			98,507

Total liabilities and stockholders’ equity	$1,553,624			$1,075,451

Net interest spread			3.48%			3.24%
Net interest income and interest rate margin FTE		$38,458	3.66%		$24,814	3.46%

Tax equivalent adjustment		(135)			(123)

Net interest income		$38,323			$24,691

Ratio of average interest-earning assets to average interest-bearing liabilities	111.3%			110.4%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 35% for 2010 and 34% for 2009.

Tower Bancorp, Inc. and Subsidiary

Selected Financial Information

(Dollars in thousands, except share data and ratios)

(Unaudited)

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
Selected Balance Sheet Data:
Loans held for investment, net of unearned income	$1,321,537	$1,216,335	$1,138,271	$1,004,757
Loans held for sale	12,851	14,725	8,034	4,930

Loan loss reserve	$12,717	$11,619	$9,695	$8,390
Credit quality adjustment on loans purchased (1)	1,509	1,676	2,942	3,271

Adjusted (Non-GAAP) allowance for loan losses (9)	$14,226	$13,295	$12,637	$11,661

Total assets	$1,618,843	$1,588,079	$1,470,583	$1,378,936
Total deposits	1,355,717	1,322,342	1,216,469	1,126,284
Total securities sold under agreements to repurchase and borrowings	84,537	87,816	77,873	75,729
Total Stockholders’ equity	165,796	165,343	163,877	164,556
Less: Goodwill and other intangible assets	14,806	14,966	15,302	15,996
Tangible equity - Non-GAAP (9)	150,990	150,377	148,575	148,560
Tangible assets - Non-GAAP (9)	1,604,037	1,573,113	1,455,281	1,362,940

Shares outstanding at period end	7,183,800	7,140,227	7,122,683	7,111,665

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Selected Income Statement Data:
Interest income	$18,896	$18,482	$15,724	$54,953	$39,807
Interest expense	5,525	5,579	5,520	16,630	15,116

Net interest income	13,371	12,903	10,204	38,323	24,691
Provision for loan losses	1,600	1,900	800	4,950	3,816
Non-interest income	3,081	2,492	1,810	7,577	5,475
Non-interest expense	11,075	11,810	8,694	32,719	24,120

Net income before income taxes	3,777	1,685	2,520	8,231	2,230
Income tax expense	1,275	508	820	2,647	577

Net income	$2,502	$1,177	$1,700	$5,584	$1,653
Operating Income - Non-GAAP (9)	$2,619	$1,897	$1,905	$6,532	$3,172

Per Share Data:
Weighted average shares outstanding - basic	7,144,685	7,133,681	5,638,851	7,134,611	4,495,962
Weighted average shares outstanding - diluted	7,144,721	7,137,256	5,652,292	7,137,508	4,502,396
Book value per share	$23.08	$23.16	$23.14	$23.13	$23.14
Tangible book value per share - Non-GAAP (9)	$21.02	$21.06	$20.89	$21.07	$20.89
Basic earnings per share	$0.35	$0.17	$0.30	$0.78	$0.37
Diluted earnings per share	$0.35	$0.17	$0.30	$0.78	$0.37
Diluted operating income per share - Non-GAAP (9)	$0.37	$0.27	$0.33	$0.91	$0.71

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Performance Ratios:
Return on average assets	0.62%	0.30%	0.50%	0.48%	0.21%
Return on average equity	5.98%	2.86%	5.20%	4.52%	2.24%
Return on average tangible equity (Non-GAAP) (9)	6.99%	3.53%	6.53%	5.42%	3.02%
Net interest margin	3.64%	3.73%	3.58%	3.66%	3.46%
Efficiency ratio	67.32%	76.71%	72.37%	71.28%	79.96%
Non-interest income to average assets	0.76%	0.64%	0.54%	0.65%	0.68%
Non-interest expenses to average assets	2.74%	3.05%	2.58%	2.82%	3.00%

Operating Performance Ratios (Non-GAAP) (9):
Return on average assets	0.65%	0.49%	0.57%	0.56%	0.39%
Return on average equity	6.26%	4.60%	5.82%	5.29%	4.31%
Return on average tangible equity	7.30%	5.43%	7.25%	6.14%	5.31%
Net interest margin	3.64%	3.73%	3.58%	3.66%	3.46%
Efficiency ratio (2)	66.61%	72.04%	70.66%	69.22%	74.92%
Non-interest income to average assets	0.76%	0.64%	0.54%	0.65%	0.68%
Non-interest expenses to average assets	2.72%	2.79%	2.49%	2.71%	2.71%

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
Asset Quality Ratios:
Allowance for loan losses to total loans (6)	0.96%	0.95%	0.85%	0.84%
Adjusted (Non GAAP) Allowance for loan losses to total loans (6) (8) (9)	1.07%	1.09%	1.11%	1.16%
Non-accrual loans to total loans (6) (7)	1.04%	0.82%	0.41%	0.34%
Net charge-offs to average loans (3)	0.16%	0.60%	0.11%	0.15%
Non-performing assets to total assets (4)	1.00%	0.83%	0.53%	0.45%
Non-performing loans to total loans (5) (6)	1.15%	1.01%	0.60%	0.53%
Allowance for loan losses to non-performing loans (5)	83.20%	93.51%	142.07%	159.29%
Adjusted (Non-GAAP) allowance for loan losses to non-performing loans (5)(8)(9)	93.07%	106.99%	185.18%	221.40%
Capital Ratios:
Total capital (to risk-weighted assets)	13.20%	14.49%	14.53%	15.93%
Tier 1 capital (to risk-weighted assets)	11.14%	12.00%	13.05%	14.41%
Tier 1 capital (to average assets)	9.45%	9.69%	10.70%	11.04%
Tangible common equity to tangible assets - Non-GAAP (9)	9.41%	9.56%	10.21%	10.90%

(1)	The credit fair value adjustment relates to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through the merger between Tower Bancorp. Inc. and Graystone Financial Corp. It does not include the credit fair value adjustment of purchased impaired loans accounted for under Statement of Position (SOP) 03-3.
(2)	Efficiency ratio is calculated as total non-interest expense (less non-recurring merger expenses and other non-operating expenses) divided by the total of net interest income and non-interest income.
(3)	Calculated as the annualized net loans charged off during the quarter ended divided by the average loans outstanding for the same quarter.
(4)	Non-performing assets equals the sum of non-accrual loans, loans past due 90 days or greater that are still accruing, and other real estate owned. Purchased impaired loans accounted for under SOP 03-3 are excluded from non-performing assets.
(5)	Non-performing loans equals the sum of non-accrual loans and loans past due 90 days or greater that are still accruing. Purchased impaired loans accounted for under SOP 03-3 are excluded from non-performing loans.
(6)	Total loans excludes purchased impaired loans accounted for under SOP 03-3 acquired as part of the merger between Tower Bancorp Inc. and Graystone Financial Corp. The total balance of these loans is $6,414 as of September 30, 2010, $6,339 as of June 30, 2010, $6,200 as of December 31, 2009 and $8,626 as of September 30, 2009.
(7)	Non-accrual loans equals the sum of loans that have been placed on non-accrual status. Purchased impaired loans accounted for under SOP 03-3 are excluded from non-accrual loans.

(8)	Adjusted allowance for loan losses include the allowance for loan losses and the credit fair value adjustment to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through the merger between Tower Bancorp Inc. and Graystone Financial Corp.
(9)	This measure is considered to be a Non-GAAP measure. See the reconciliation of GAAP to Non-GAAP measures in the tables at the end of this release.

Tower Bancorp, Inc. and Subsidiary

Loan and Deposit Detail

(Dollars in thousands, except share data and ratios)

	(Unaudited) September 30, 2010	(Unaudited) June 30, 2010	December 31, 2009	(Unaudited) September 30, 2009
Loan Detail:
Commercial:
Industrial and agricultural	$707,114	$629,520	$599,708	$503,430
Real Estate	179,064	169,185	159,947	121,383
Construction	138,863	138,211	102,018	95,097
Consumer:
Home equity lines	85,921	61,014	49,239	47,266
Other	34,100	34,009	36,271	36,976
Residential mortgage	176,555	184,474	191,277	200,757

Total Loans	1,321,617	1,216,413	1,138,460	1,004,909
Deferred costs (fees)	(80)	(78)	(189)	(152)
Allowance for loan losses	(12,717)	(11,619)	(9,695)	(8,390)

Net Loans	$1,308,820	$1,204,716	$1,128,576	$996,367

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
Deposit Detail:
Non-interest bearing transaction accounts	$125,174	$120,206	$119,116	$97,589
Interest checking accounts	124,106	119,059	110,356	107,500
Money market accounts	604,151	591,256	477,292	408,080
Savings accounts	70,138	78,904	87,117	108,347
Time deposits	432,148	412,917	422,588	404,768

Total Deposits	$1,355,717	$1,322,342	$1,216,469	$1,126,284

Tower Bancorp, Inc. and Subsidiary

Non Performing Assets and Delinquency Detail (Unaudited)

(Dollars in thousands, except share data and ratios)

	(Unaudited) September 30, 2010	(Unaudited) June 30, 2010	December 31, 2009	(Unaudited) September 30, 2009
Non-accrual loans
Commercial:
Industrial and agricultural	$4,697	$2,554	$2,646	$1,868
Real estate	1,643	487	464	374
Construction	5,235	5,370	298	298
Consumer:
Home equity lines	54	—	—	—
Other	70	123	242	86
Residential Mortgage	2,058	1,504	1,068	793

Total non-accrual loans	13,757	10,038	4,718	3,419
Accruing loans greater than 90 days past due
Commercial:
Industrial and agricultural	—	—	356	80
Real estate	—	—	277	—
Construction	—	—	—	—
Consumer:
Home equity lines	293	432	303	317
Other	264	37	51	217
Residential Mortgage	972	1,919	1,119	1,234

Total accruing loans greater than 90 days past due	1,529	2,388	2,106	1,848
Non-performing loans	15,286	12,426	6,824	5,267

Other real estate owned	879	799	927	933

Non-performing assets	$16,165	$13,225	$7,751	$6,200

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
Past due loans, 30 to 89 days	$11,388	$14,109	$11,725	$8,974
Past due loans, 90 days still accruing	1,528	2,388	2,106	1,848
Non Accrual Loans	13,757	10,038	4,718	3,419

Total Delinquencies	$26,673	$26,535	$18,549	$14,241

Tower Bancorp, Inc. and Subsidiary

Allowance for Loan Losses Quarterly Rollforward

(Dollars in thousands, except share data and ratios)

	(Unaudited) September 30, 2010	(Unaudited) June 30, 2010	December 31, 2009	(Unaudited) September 30, 2009
Balance at beginning of the quarter	$11,619	$10,892	$8,390	$7,965
Provision for loan losses	1,600	1,900	1,400	800
Charge-offs
Commercial:
Industrial and agricultural	(113)	(608)	(119)	(270
Real estate	—	(245)	—	(65)
Construction	—	—	—	(37)
Consumer:
Home equity lines	(65)	(200)	—	—
Other	(62)	(147)	—	(8)
Residential Mortgage	(271)	—	—	(7)

Total Charge-offs	(511)	(1,200)	(119)	(387)
Recoveries
Commercial:
Industrial and agricultural	6	26	12	11
Real estate	—	—	6	—
Construction	—	1	6	1
Consumer:
Home equity lines	—	—	—	—
Other	1	—	—	—
Residential Mortgage	2	—	—	—

Total Recoveries	9	27	24	12

Net charge-offs	(502)	(1,173)	(95)	(375)

Balance at end of period	$12,717	$11,619	$9,695	$8,390

Tower Bancorp, Inc. and Subsidiary

Reconciliation of GAAP to Non-GAAP Measures

(Dollars in thousands, except share data and ratios)

(Unaudited)

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
Reconciliation of Non-GAAP Balance Sheet Data:
Total assets - GAAP	$1,618,843	$1,588,079	$1,470,583	$1,378,936
Less: Goodwill and other intangible assets	14,806	14,966	15,302	15,996

Total tangible assets - Non-GAAP	$1,604,037	$1,573,113	$1,455,281	$1,362,940

Total Stockholders’ equity - GAAP	$165,796	$165,343	$163,877	$164,556
Less: Goodwill and other intangible assets	14,806	14,966	15,302	15,996

Tangible equity - Non-GAAP	$150,990	$150,377	$148,575	$148,560

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Reconciliation of Non-GAAP Income Statement Data:
Net income - GAAP	$2,502	$1,177	$1,700	$5,584	$1,653
Plus: Merger expenses	117	76	310	304	1,722
Plus: Impairment of fixed assets	—	920	—	920	—
Plus: FDIC special assessment fees	—	—	—	—	580
Less: Tax effect of adjustments operating income	—	(276)	(105)	(276)	(783)

Operating Income - Non-GAAP	$2,619	$1,897	$1,905	$6,532	$3,172

Per Share Data:
Book value per share - GAAP	$23.08	$23.16	$23.14	$23.08	$23.14
Per share effect of intangible assets	(2.06)	(2.10)	(2.25)	(2.06)	(2.25)

Tangible book value per share - Non-GAAP	$21.02	$21.06	$20.89	$21.02	$20.89

Diluted earnings per share - GAAP	$0.35	$0.17	$0.30	$0.78	$0.37
Plus: Per share impact of merger expenses	0.02	0.01	0.05	0.04	0.38
Plus: Per share impact of impairment of fixed assets	—	0.13	—	0.13	—
Plus: Per share impact of FDIC special assessment fees	—	—	—	—	0.13
Less: Per share impact of tax effect of adjustments	—	(0.04)	(0.02)	(0.04)	(0.17)

Diluted operating income per share - Non-GAAP	$0.37	$0.27	$0.33	$0.91	$0.71

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Performance Ratios:
Return on average assets - GAAP	0.62%	0.30%	0.50%	0.48%	0.21%
Effect of Non-GAAP adjustments to net income (loss)	0.03%	0.19%	0.07%	0.08%	0.18%

Operating return on average assets - Non-GAAP	0.65%	0.49%	0.57%	0.56%	0.39%

Return on average equity - GAAP	5.98%	2.86%	5.20%	4.52%	2.24%
Effect of Non-GAAP adjustments to net income (loss)	0.28%	1.74%	0.62%	0.77%	2.07%

Operating return on average equity - Non-GAAP	6.26%	4.60%	5.82%	5.29%	4.31%

Efficiency ratio - GAAP	67.32%	76.71%	72.37%	71.28%	79.96%
Effect of Non-GAAP adjustments to net income (loss)	-0.71%	-4.67%	-1.71%	-2.06%	-5.04%

Operating efficiency ratio - Non-GAAP	66.61%	72.04%	70.66%	69.22%	74.92%

Non-interest expenses to average assets - GAAP	2.74%	3.05%	2.58%	2.82%	3.00%
Effect of Non-GAAP adjustments to net income (loss)	-0.02%	-0.26%	-0.09%	-0.11%	-0.29%

Operating non-interest expenses to average assets - Non-GAAP	2.72%	2.79%	2.49%	2.71%	2.71%

Return on average equity - GAAP	5.98%	2.86%	5.20%	4.52%	2.24%
Effect of Non-GAAP adjustments for intangible assets	1.01%	0.67%	1.33%	0.90%	0.78%

Return on average tangible equity - Non-GAAP	6.99%	3.53%	6.53%	5.42%	3.02%
Effect of Non-GAAP adjustments to net income (loss)	0.31%	1.90%	0.72%	0.72%	2.29%

Operating return on average tangible equity - Non-GAAP	7.30%	5.43%	7.25%	6.14%	5.31%

	September 30, 2010	June 30, 2010	December 31, 2010	September 30, 2009
Asset Quality Ratios
Allowance for Loan loss to total loans - GAAP	0.96%	0.95%	0.85%	0.84%
Effect on Non-GAAP adjustment to net income (loss)	0.11%	0.14%	0.26%	0.32%

Operating Allowance for loan loss to total loans	1.07%	1.09%	1.11%	1.16%

Allowance for Loan loss to non performing loans - GAAP	83.20%	93.51%	142.07%	159.29%
Effect on Non-GAAP adjustment to total assets	9.87%	13.48%	43.11%	62.11%

Operating Allowance for loan loss to non-performing loans	93.07%	106.99%	185.18%	221.40%

	September 30, 2010	June 30, 2010	December 31, 2010	September 30, 2009
Capital Ratios:
Total equity to total assets - GAAP	10.24%	10.41%	11.14%	11.93%
Effect of intangible assets	-0.83%	-0.85%	-0.93%	-1.03%

Tangible common equity to tangible assets - Non-GAAP	9.41%	9.56%	10.21%	10.90%